May 1, 2026

Theodora Mistras
New York, NY 10001

Dear Doretta,

On behalf of Edwards Lifesciences LLC, we are pleased to confirm our offer of employment for the position of Chief Financial Officer, reporting to Bernard Zovighian, Chief Executive Officer.

Your start date will be confirmed after successful completion of a preliminary drug screening and background check and if applicable, obtaining authorization to work in the US.

Your bi-weekly salary will be $35,576.92, which is equivalent to $925,000.00 annually. Additionally, you will be eligible to participate in the Edwards Lifesciences Incentive Plan (EIP) for the current calendar year (and each calendar year thereafter), at a target bonus of not less than 100% of your then current base salary – (currently, $925,000.00). (Your EIP payment for the 2026 calendar year will be based on your eligible earnings for the portion of the year worked. If hired within the last three months of the year, you will be included in the EIP plan for the following calendar year.)

You will receive a sign-on bonus of $2,013,000.00 (gross) to be paid through the first available payroll cycle following your start date. Important details related to your sign-on bonus are outlined in the accompanying Sign-On Bonus Agreement.

Your offer also includes a recommendation for a new hire restricted stock unit (RSU) grant valued at $8,000,000.00. The RSU grant will vest 43.75% on the 1st anniversary of your start date, an additional 50% on the 2nd anniversary of your start date, and the final 6.25% on the 3rd anniversary of your start date. The new hire RSU grant is subject to approval by the Compensation and Governance Committee of the Board of Directors (the “Compensation Committee”). This approval is expected to occur prior to your start date at the next regularly scheduled Board of Directors (the “Board”) meeting, and this new hire RSU grant is expected to be granted at the next regularly scheduled Board meeting following your start date. The value of the restricted stock units is based on the closing price of the common stock on the grant date. The restricted stock units will be granted under and be subject to the terms of the Edwards Lifesciences Long-Term Stock Incentive Compensation Program (as amended from time to time) and the form grant agreements thereunder. The new hire RSU grant is subject to accelerated vesting, in full, in the event of (i) (x) an involuntary termination of your employment by Edwards not for Cause, (y) you are terminated by Edwards following Disability or (z) you resign for Good Reason (as such terms are defined in the Edwards Lifesciences Corporation Change-in-Control Severance Agreement (“CIC Agreement”)) that is not related to change-in-control, and, as it relates to (i)(x), (i)(y) and (i)(z), subject to you timely providing a general release of claims, or (ii) your employment terminates on account of your death.

You will receive an annual equity grant for fiscal year 2026 valued at $4,500,000.00 that will be a combination of stock options, performance based restricted stock units, and restricted stock units, subject to approval by the Compensation Committee prior to your start date. This annual equity grant is expected to be granted at the next regularly scheduled Board meeting following your start date. The awards will be subject to vesting and other terms set forth in the applicable award agreement(s), which will be no less favorable than the award terms applicable to other executives. Commencing for fiscal year 2027 and each fiscal year thereafter, you will be eligible to receive an annual equity grant in line with the Company’s pay for performance philosophy and which awards will be subject to vesting and other terms set forth in the applicable award agreement(s), which will be no less favorable than the terms of the Company’s annual executive equity awards generally available to other executives.
You will be covered by a severance pay plan applicable to the Leadership Committee (“Severance Plan”), and you will be provided with a CIC Agreement. Both arrangements provide participants with severance benefits for certain qualifying terminations of employment. Your severance benefits under the Severance Plan for a qualifying termination not in connection with or following a change-in-control of Edwards will not be less than the total severance pay of one times your annual base salary plus one times your annual bonus target, a pro-rated bonus for the year in which the termination occurs, and certain benefits including $50,000 outplacement services. Severance benefits under the CIC Agreement are available for qualifying terminations of employment in connection with or following a change in control of Edwards, and equal to two times your annual base salary and annual bonus amount (calculated as the greater of your target annual bonus for the year of termination or the annual bonus actually earned for the year before the year of termination), a pro-rated bonus for the year in which the event occurs, accelerated vesting of outstanding and unvested long-term incentive awards, plus certain other benefits (including continued participation in our medical and dental plans for three years following termination of employment). Your participation in these arrangements is subject to the terms of the applicable plan or agreement, including applicable release requirements and our ability to amend or terminate the arrangement in accordance with its terms.

Edwards will provide you with Relocation benefits for your move from your primary residence in New York, NY to the Orange County, California area. Important details related to your relocation are outlined in the accompanying Relocation Benefits Agreement.

The Company will reimburse you for your legal fees up to $15,000 that you incur in connection with the review and negotiation of the terms of this offer letter, which reimbursement will be provided to you within 30 days following the receipt by the Company of the invoice from your legal counsel.

You will be eligible to participate in the Edwards Lifesciences Employee Benefits Program. Information on the details of eligibility and participation will be sent to you from our Benefits Administrator, TRI-AD, via email to your Edwards email address. If you do not receive an email from TRI-AD within 2 weeks from your start date, please contact the Edwards Benefits Center at 1-800-955-1237. Please note that your benefits will be effective on the first day of employment, provided you complete your enrollment within 30 days from your hire date. If you do not enroll by your deadline, you will not be able to enroll until the next Open Enrollment period, which occurs in May of each year with changes effective July 1.

Because we value your well-being, you will accrue 25 days of vacation per year.

Note that all forms of compensation are subject to applicable withholdings and deductions.

Conditions of Employment:

•Prior Employment Agreements: Your employment offer is contingent upon the absence of any agreements, obligations, or restrictions (whether contractual, legal, or otherwise) arising from prior employment that may affect your ability to be employed by Edwards or limit the manner in which you may be employed.

•No Third-Party Information: Edwards is committed to ethical conduct in the marketplace. In particular, we aim to preserve the highest standard of confidentiality and intellectual property protection. In signing this offer and your employment agreement, you agree that Edwards has made you aware of this commitment, and you undertake to refrain from sharing with any representative of Edwards any third-party confidential information or intellectual property, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. You also represent that you have not retained any confidential information, documents, materials, or any product samples belonging to any former employer.

•Drug Screening: Your employment offer is contingent upon completing your drug test within 48 hours of your receipt of your Drug-Screen Registration Instructions and upon satisfactory drug screening results consistent with company policy. Drug screening results must be obtained before your start date. Additional information regarding your drug screen will be provided via email.

•Background Checking: Your employment is contingent upon the results of a background check that will be conducted by Edwards Lifesciences or on behalf of Edwards Lifesciences.

•Authorization to Work: In order to comply with federal regulations relative to authorization to work (Immigration Reform Act of 1986), you will be required to present forms of documentation which establish your eligibility to work in the United States. Please complete Section I of the Form I-9 available through your onboarding portal and bring it with you on your first day of employment with either: one document from List A; or two documents - one from List B and one from List C. Documents presented must be originals.

•Non-Debarment, Suspension or Exclusion: This offer of employment is conditioned upon the verification that you are not: (i) currently debarred, suspended, excluded or otherwise ineligible to participate in any federal or state healthcare program; or (ii) currently under investigation or involved in any proceeding that might result in your debarment, suspension, exclusion or ineligibility to participate in any federal or state healthcare program. Edwards will not employ or contract with any individual who is debarred, suspended, excluded or otherwise ineligible to participate in any federal program.

•Visa Status: In the event you need visa sponsorship from Edwards, your employment offer is contingent upon you lawfully maintaining your current immigration status.

•Company Policy: By accepting this offer and, in commencing employment with Edwards, you agree to comply with all applicable Edwards policies, as such policies are in effect from time to time during your employment.

Your start date may be postponed if there is a significant delay in the receipt of your background or drug screening results and, if applicable, upon obtaining authorization to work in the US. Please sign and submit your documents electronically. You will receive additional instruction on the completion of new hire forms through your onboarding process. For any questions, please contact me.

This offer, if accepted, creates an employment-at-will relationship between you and Edwards Lifesciences and may be terminated at any time by you or Edwards Lifesciences. It is not intended, nor should it be construed, as a contract of continued employment. This employment offer is also subject to your compliance with the requirement to complete all requested New Hire Forms. Please review them carefully and call me if you need further clarification prior to your start date.

Doretta, we are confident that you will make a significant contribution to Edwards Lifesciences. If you have any questions, please contact me.

Best regards,

/s/ Christine McCauley

Christine McCauley
CVP, Human Resources
cc: HRBP
Employee File

___________________________________________________________________

OFFER ACCEPTED:

__/s/ Theodora Mistras_______________________

____May 2, 2026____________________________
Date Signed

SIGN-ON BONUS AGREEMENT

I.Edwards Lifesciences LLC (the “Company”) has offered to provide you with a sign-on bonus. This sign-on bonus is being offered to you as a discretionary monetary payment at the outset of employment and is not tied to your job performance.

II.You will receive a sign-on bonus of $2,013,000.00 (gross) to be paid through the first available payroll cycle following your start date. This payment will be subject to all applicable taxes and withholdings. If your employment with the Company is terminated voluntarily by you or by the Company due to your misconduct prior to two (2) years of employment, the bonus will be repayable to the Company on a prorated basis within one year of your termination date. For example, should your termination occur after twelve (12) months of employment, the pro-rated amount due would be calculated as follows [(24-12/24]*($2,013,000.00) = $1,006,500.00.

III.You have the right to consult an attorney regarding this Sign-On Bonus Agreement and are provided with five (5) business days to obtain the advice of counsel prior to agreeing to this Agreement.

IV.Additionally, you have the option of deferring payment of the sign-on bonus until completion of twenty-four (24) months of employment.

V.You understand that nothing in this Agreement is intended to create a right of employment for any specified term or otherwise change or affect the terms of your employment with the Company except as explicitly described in this Agreement.

VI.It is the intent of the Company to comply with the provisions of California Business & Professions Code section 16608 and California Labor Code section 926. If any provision of this Agreement is held to be invalid, unenforceable, or void, that provision shall be severed and the remainder shall remain in full force and effect. In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs related to the matter.

Accepted and Agreed:

Signature:     /s/ Theodora Mistras

Date:         May 2, 2026

Sign-On Bonus Agreement